Exhibit 99.01

Contact: John Riley

GoRemote Internet Communications, Inc.

Phone: 408.965.1377

Email: jriley@GoRemote.com

GoRemote Announces Resignation of SVP Sales

CEO Bharat Davé to Assume Worldwide Sales Responsibility on Interim Basis

Milpitas, CA – July 22, 2004 – GoRemote Internet Communications, Inc., formerly GRIC Communications, Inc., a leading provider of managed remote access solutions, announced today that Kelly Anderson, its Senior Vice President Worldwide Sales, had resigned in order to pursue other interests.  Bharat Davé, GoRemote’s Chief Executive Officer and President, has assumed responsibility for worldwide sales on an interim basis until a permanent replacement is selected.

“I thank Kelly for his contributions to GoRemote over the past 18 months as a member of my team and wish him much success in his new ventures,” said Davé.  “We remain focused on our strategy of selling our leading managed remote access solutions to the enterprise market.  Effective immediately, I will personally manage our global sales operations and ensure that we continue to deliver high levels of satisfaction to our customers.”

About GoRemote

GoRemote Internet Communications, Inc. (NASDAQ: GRIC) is the world’s leading provider of secure remote access solutions for distributed enterprises. GoRemote provides a comprehensive portfolio of managed remote access solutions for mobile office, teleworker/home offices, and branch office/retail environments. The GoRemote Global Network™ is the world’s largest access network with more than 40,000 wired and wireless access points in over 150 countries. More information about GoRemote is available at www.GoRemote.com or by calling +1.408.955.1920.

GoRemote, GoRemote Internet Communications, GoRemote Mobile Office, GoRemote Teleworker/Home Office, GoRemote Branch Office, GoRemote Global Network, GoRemote Total Security Protection, GoRemote Universal Remote Control and “For the everywhere enterprise” are trademarks of GoRemote Internet Communications, Inc.  All other trademarks mentioned in this document are the property of their respective owners.

This news release may include “forward-looking” statements, including projections about the business of GoRemote Internet Communications, Inc. (formerly GRIC Communications, Inc.), within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. For example, statements about our strategies and future business are forward-looking statements. These forward-looking statements are based on information available to us at the time of the release and we assume no obligation to update any such forward-looking statements. The statements in this release are not guarantees of future performance and actual results could differ materially from our current expectations as a result of numerous factors, including unanticipated delays or unforeseen issues in the deployment and use of our services, as well as the risks and uncertainties associated with our business that are detailed in our most recent reports on Form 10-K and Form 10-Q on file with the SEC and available through www.sec.gov.